UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: August 31, 2016

(Date of earliest event reported)

C.H. ROBINSON WORLDWIDE, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-23189

Delaware	41-1883630
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

14701 Charlson Road, Eden Prairie, MN 55347

(Address of principal executive offices, including zip code)

(952) 937-8500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On August 31, 2016, C.H. Robinson (Australia) Pty Ltd (“Purchaser”), a newly incorporated and indirect wholly-owned subsidiary of C.H. Robinson Worldwide, Inc. (the “Company”), entered into a definitive Share Sale Agreement (the “Agreement”) with the shareholders (the “Vendors”) of A.J. Considine Proprietary Limited CAN 005 055 292 (“APC Logistics”). APC Logistics is a holding company incorporated in Victoria, Australia for a group of companies that provide international freight forwarding and customs brokerage services in Australia and New Zealand. For the past sixteen years, APC Logistics has acted as the Company’s exclusive agent in Australia and New Zealand, and the Company has acted as APC Logistics’ exclusive agent in the United States.

Pursuant to the Agreement, the Purchaser will acquire from the Vendors 100% of the issued and outstanding capital stock of APC Logistics (the “Shares”) for aggregate consideration of approximately A$300 million (approximately U.S. $225 million) in cash, subject to adjustment as provided in the Agreement (including pursuant to a post-closing working capital adjustment).

Each of the parties to the Agreement has made certain customary representations, warranties and covenants in the Agreement, including, among others, covenants relating to (a) operation of APC Logistics in the ordinary course of business, with limitations on certain pre-completion activities; (b) the Purchaser’s access to APC Logistics’ properties, records, and key employees; and (c) no third party solicitations of acquisition proposals.

Closing of the purchase of the Shares is expected to occur in September, 2016 and is subject to various closing conditions, including, among others, the absence of any objections under the Australian Government’s Foreign Investment Policy or under the Foreign Acquisitions and Takeovers Act 1975 (Cth) to the Purchaser acquiring the Shares in accordance with the Agreement, the completion of APC Logistics’ acquisition of the balance of the shares of issued and outstanding capital stock not currently held by APC Logistics in a majority-owned subsidiary of APC Logistics, APC Logistics’ execution and delivery of new employment agreements, effective at closing, with certain key employees of APC Logistics, and APC Logistics obtaining a complete release and discharge of any mortgage or charge over its assets to secure monies outstanding. If any of these conditions are not met by December 31, 2016, either the Purchaser or the Vendors may terminate the Agreement. If either party is in default, the non-defaulting party may terminate the Agreement immediately with written notice. The Agreement contains indemnification obligations of the Vendors with respect to breaches of representations, warranties and covenants and certain other specified matters.

The Agreement has been included to provide information regarding its terms. It is not intended to modify or supplement any factual disclosures about the Company or APC Logistics in any public reports filed or to be filed with the U.S. Securities and Exchange Commission (the “SEC”) by the Company. In particular, the assertions embodied in the representations, warranties, and covenants contained in the Agreement were made only for purposes of the Agreement and as of specified dates, were solely for the benefit of the parties to the Agreement, and are subject to limitations agreed upon by the parties to the Agreement, including being qualified by confidential disclosure schedules provided by the parties in connection with the execution of the Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Agreement. Moreover, certain representations and warranties in the Agreement have been made for the purposes of allocating risk between the parties to the Agreement instead of establishing matters of fact. Accordingly, the representations and warranties in the Agreement may not constitute the actual state of facts about the Company or APC Logistics. The representations and warranties set forth in the Agreement may also be subject to a contractual standard of materiality different from that generally applicable under federal securities laws. Investors should not rely on the representations, warranties, or covenants or any descriptions thereof as characterizations of the actual state of facts or the actual condition of the Company or APC Logistics or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

Item 8.01 Other Events.

A copy of the Company’s press release announcing the execution of the Share Sale Agreement is attached to this report as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

2.1	Share Sale Agreement dated August 31, 2016 by and among C.H. Robinson (Australia) Pty Ltd, and each of the vendors set forth on Schedule 1 of the Agreement*

99.1	Press Release dated August 31, 2016 of C.H. Robinson Worldwide, Inc.

*	Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and the annexures to the Share Sale Agreement (identified therein) have been omitted from this Report and will be furnished supplementally to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

C.H. ROBINSON WORLDWIDE, INC.

By:	/s/ Ben G. Campbell
Ben G. Campbell
Chief Legal Officer and Secretary

Date: August 31, 2016

EXHIBIT INDEX

2.1	Share Sale Agreement dated August 31, 2016 by and among C.H. Robinson (Australia) Pty Ltd, and each of the vendors set forth on Schedule 1 of the Agreement

99.1	Press Release dated August 31, 2016